Exhibit 10.10

EXECUTION COPY

STOCKHOLDERS AGREEMENT

by and among

GMAC MORTGAGE GROUP, INC.,

GMACCH INVESTOR LLC,

and

GMAC COMMERCIAL HOLDING CORP.

Dated as of March 23, 2006

i

This STOCKHOLDERS AGREEMENT (this “Agreement”), is made as of March     , 2006, by and among GMAC Mortgage Group, Inc., a Michigan corporation (“GMAC Mortgage Group”), GMACCH Investor LLC, a Delaware limited liability company (“Investor”), and GMAC Commercial Holding Corp., a Nevada corporation (the “Company”).

WHEREAS, the authorized capital stock of the Company consists exclusively of common stock, par value $0.01 per share (as adjusted for any stock splits, reverse stock splits and stock dividends, the “Common Stock”);

WHEREAS, as of the Closing Date, GMAC Mortgage Group is selling 780 shares of Common Stock to Investor pursuant to the Stock Purchase Agreement (as defined below) and is retaining 220 shares of Common Stock; and

WHEREAS, the parties hereto wish to enter into certain agreements with respect to the ownership, voting, registration and transfer of the Common Stock held by GMAC Mortgage Group and Investor.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1          Defined Terms.  Capitalized terms used but not otherwise defined in this Article I or elsewhere herein shall have the meanings set forth in the Stock Purchase Agreement. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company.

“Cause” shall mean (i) willful malfeasance or willful misconduct by a director in connection with the performance of his duties as such, (ii) the commission by a director of a felony or (iii) a determination by a court of competent jurisdiction in the United States that such director, as such or in any other capacity (whether or not relating to the Company), breached a fiduciary duty owed by him or her to another Person.

“Control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person through the ownership of voting securities or (ii) the ownership of fifty percent (50%) or more of the equity interests of a Person.

“Equity Sponsor” shall mean any of Five Mile Capital Partners LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co. L.P., a Delaware limited liability partnership, GS Capital Partners V, L.P., a Delaware limited partnership, and Dune Capital Management LP, a Delaware limited partnership.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same may be amended from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Independent Third Party” shall mean any Person who, immediately prior to any time of determination, does not own more than 5% of the Company’s Common Stock on a fully diluted basis using the treasury method (a “5% Owner”); who does not control and is not controlled by or under common control with any such 5% Owner; and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Permitted Public Sale” shall mean any sale of Common Stock to the public pursuant to an offering registered under the Securities Act or under Rule 144 after a Qualified Public Offering; provided that any such Transfer prior to the third anniversary of the Closing Date shall be deemed a “Permitted Public Sale” with respect to GMAC Mortgage Group only to the extent that (A) the percentage achieved by dividing (i) all Common Stock proposed to be Transferred pursuant to such proposed Permitted Public Sale, together with all Common Stock previously Transferred, by GMAC Mortgage Group and its Affiliates in accordance with this Agreement (other than Transfers to Affiliates) by (ii) all Common Stock owned by GMAC Mortgage Group on the date hereof does not exceed (B) the percentage achieved by dividing (i) all Common Stock previously Transferred, or to be Transferred concurrently with such proposed Permitted Public Sale, by Investor and its Affiliates in accordance with this Agreement (other than Transfers to Affiliates of Investor) by (ii) all Common Stock owned by Investor on the date hereof.

“Permitted Transferee” shall mean any Person to whom a Stockholder transfers Common Stock in accordance with the terms of this Agreement (other than pursuant to a Public Offering or, following a Qualified Public Offering, pursuant to Rule 144) and who becomes a party to, and is bound to the same extent as his, her or its transferor by the terms of, this Agreement.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Public Offering” shall mean the sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC under the Securities Act; provided, that a Public Offering shall not include an offering made pursuant to a Special Registration Statement.

“Qualified Public Offering” shall mean the first (i) underwritten Public Offering or (ii) offering of Common Stock (or a conversion of Common Stock into, or an exchange of Common Stock for, other equity securities) in a transaction subject to Rule 145 as a result of which at least thirty-five percent (35%) of the Company’s issued and outstanding securities are publicly held by Persons other than GMAC Mortgage Group, Investor and any of their respective Affiliates or other Affiliates of the Company, in either case that results in an active trading market in the Common Stock (or such other equity securities) (it being understood that such an active trading market shall be deemed to exist if, among other things, the Common Stock is listed on a national securities exchange or on the NASDAQ Stock Market-National Market System).

“Qualifying Creditor” shall mean GMAC Mortgage Group for so long as one or more members of the Parent Group collectively holds, owns, is owed or is obligated in respect of an aggregate of at least $250 million of (i) Intercompany Indebtedness and/or (ii) Parent Guaranteed Third Party Indebtedness, in each case based on the maximum available borrowings (including potential draws under letters of credit) with respect thereto (and not including any Preferred Stock  or Parent Group Non-Financial Guarantee).

“Registrable Securities” means Common Stock and any securities received, directly or indirectly, with respect to or in exchange for, or substitution for or conversion of such Common Stock, including by way of dividend or distribution, recapitalization, merger, consolidation or other reorganization, other than securities (i) sold by a Stockholder in a transaction in which such Stockholder’s rights under this Agreement are not assigned, (ii) sold pursuant to an effective registration statement under the Securities Act or (iii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act (including transactions under Rule 144) so that all transfer restrictions and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 4.1, 4.2 and 4.3 hereof, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for the Company, reasonable fees and disbursements for counsel to Investor and for counsel to GMAC Mortgage Group (not to exceed fifty thousand dollars ($50,000) for either such counsel), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Rule 144” shall mean Rule 144, or any successor thereto, promulgated under the Securities Act.

“Rule 145” shall mean Rule 145, or any successor thereto, promulgated under the Securities Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Significant Subsidiary” of any Person shall mean a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC and as in effect on the date hereof.

“Special Registration Statement” shall mean a registration statement related to (i) any employee benefit plan, (ii) any corporate reorganization or transaction subject to Rule 145 of the Securities Act, including any registration statement related to the issuance or resale of securities issued in such a transaction to a Person that is not a Stockholder or (iii) the issuance of stock upon conversion of debt securities.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of August 2, 2005 and as amended from time to time, among General Motors Acceptance Corporation, a Delaware corporation, GMAC Mortgage Group, the Company, and Investor.

“Stockholders” shall mean GMAC Mortgage Group, Investor, any Person who shall become a party to this Agreement pursuant to Section 5.14, and their respective Permitted Transferees.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which fifty percent (50%) or more of the total voting power of the securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or similar governing positions) thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Transfer” or “Transferred” shall mean any direct or indirect transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition of any Common Stock or any interest, whether legal or beneficial, therein; provided, however, that in no event shall any transfer of (i) any securities of any member of the Parent Group to another member of the Parent Group, (ii) any securities of Seller (or any successor thereof), Parent (or any successor thereof) or GM (or any other Person that Controls Parent) to any Person, (iii) any securities of Investor between or among any Equity Sponsor (or any successor thereof) or any Affiliate of an Equity Sponsor (including affiliated funds and funds managed by an investment advisor that is an Affiliate of any Equity Sponsor (collectively, “Affiliated Funds,” which shall be deemed Affiliates for purposes of this Agreement)), (iv) any securities of Investor to any Person (including the issuance of any securities of Investor) that is effected prior to the six-month anniversary of the date hereof, or (v) any securities of an Equity Sponsor, an Affiliated Fund  or a Person that Controls an Equity Sponsor or Affiliated Fund to any Person (other than securities of any Affiliated Fund substantially all the assets of which consist, directly or indirectly, of membership interests in Investor), constitute a “Transfer.”  Except as set forth above, in the event that a Person acquires Control of a Stockholder (unless such Person is an Affiliate of such Stockholder) or a member of Investor (unless such Person is an Affiliate of such member) which, in either case, is not an individual or an individual’s estate, such acquisition of Control shall be deemed to be a Transfer of the shares of Common Stock held by such Stockholder or, indirectly, by such member such that it shall be subject to the restrictions on transfer (including tag-along rights) contained in Article 3 of this Agreement.

1.2          Other Definitional Provisions; Interpretation.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(b)           The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           For purposes of comparing the beneficial ownership of any Person on the date of execution and delivery of this Agreement to the level of such ownership at any later time, the level of ownership on such later date shall be adjusted to eliminate the effect of any subdivision of the Common Stock, any combination of the Common Stock, any issuance of Common Stock by reason of any reclassification (including, without limitation, any reclassification in connection with a merger or consolidation) or any dividend payable in Common Stock.

ARTICLE 2. VOTING AGREEMENTS

2.1          Election of Directors.

(a)           Each Stockholder shall take all actions, including but not limited to voting all of the Common Stock owned or held of record by such Stockholder, so as to elect and continue in office a Board of Directors including (i) two (2) representatives designated by GMAC Mortgage Group and its Affiliates (such designees, the “GMAC Mortgage Group Directors”), (ii) nine (9) representatives designated by Investor and its Affiliates (the “Investor Directors”) and (iii) the Chief Executive Officer of the Company. The persons set forth on Exhibit A hereto shall constitute the Board of Directors as of the Closing Date. Each duly designated committee of the Board of Directors will include (x) at least one (1) of the GMAC Mortgage Group Directors and (y) at least two (2) of the Investor Directors; provided that the Board of Directors may at any time establish and maintain a committee of the Board of Directors without representation of any GMAC Mortgage Group Director to which the Board may delegate all or part of its power and authority in respect of any transaction or proposed transaction between the Company and any of its Subsidiaries, on the one hand, and GMAC Mortgage Group or any of its Affiliates (other than a GMACCH Company), on the other hand, or in respect of any other matter that a majority of the Board of Directors determines in good faith involves a conflict or potential conflict between the interests of the Company and the interests of GMAC Mortgage Group or any of its Affiliates (other than a GMACCH Company). At its first meeting on or after the Closing Date, the Board of Directors shall establish, populate and adopt written charters of (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Governance Committee, and maintain the existence of each such committee of the Board of Directors. At all meetings of the Board of Directors, there shall be a quorum for the transaction of business if at least 75% of the directors are present at the beginning of the meeting. The act of a majority of the directors present at a meeting at which a quorum is present pursuant to this Section shall be the act of the Board of Directors unless a greater number is specifically required by the Charter Documents or by statute or this Agreement.

(b)           At such time as GMAC Mortgage Group shall, together with its Affiliates, cease to own at least 20% of the outstanding Common Stock, GMAC Mortgage Group shall have the right to designate one (1) GMAC Mortgage Group Director rather than two (2) GMAC Mortgage Group Directors pursuant to Section 2.1(a) above. At such time as GMAC Mortgage Group shall, together with its Affiliates, cease to own at least 5% of the outstanding Common Stock, GMAC Mortgage Group shall have the right to designate no GMAC Mortgage Group Directors rather than two (2) GMAC Mortgage Group Directors pursuant to Section 2.1(a) above. At such time as Investor shall, together with its Affiliates, cease to own at least 40% of the outstanding Common Stock, Investor shall have the right to designate six (6) directors rather than nine (9) directors pursuant to Section 2.1(a) above. At such time as Investor shall, together with its Affiliates, cease to own at least 20% of the outstanding Common Stock, Investor shall have the right to designate three (3) directors rather than nine (9) directors pursuant to Section 2.1(a) above. At such time as Investor shall, together with its Affiliates, cease to own at least 10% of the outstanding Common Stock, Investor shall have the right to designate one (1) director rather than nine (9) directors pursuant to Section 2.1(a) above. At such time as Investor shall, together with its Affiliates, cease to own at least 5% of the outstanding Common Stock, Investor shall have the right to designate no directors rather than nine (9) directors pursuant to Section 2.1(a) above. Upon each of the triggering events set forth in this Section 2.1(b), GMAC Mortgage Group or Investor, as applicable, shall promptly cause to resign from the Board of Directors and all committees thereof that number of its designees necessary to comply with this Section 2.1(b). Upon any such resignation, notwithstanding anything in Section 2.2(b) to the contrary, the Stockholders will use their reasonable best efforts to cause the directors remaining in office to decrease the size of the Board of Directors to eliminate such vacancy. Each of GMAC Mortgage Group and the Investor may assign its right to designate directors hereunder to any Person that acquires, or together with its Affiliates acquires, more than 50% of the shares of Common Stock held by such Stockholder as of the date hereof (it being understood that in such case all references in this Section 2.1 to GMAC Mortgage Group or Investor, as applicable, shall thereafter be deemed to be references to such assignee and not to GMAC Mortgage Group or Investor, as the case may be); provided, that Investor shall have the right to consent to any director nominee of any GMAC Mortgage Group transferee hereunder (other than a GMAC Mortgage Group Affiliate) (which consent shall not be unreasonably withheld or delayed).

(c)           If at any time GMAC Mortgage Group or Investor shall notify the other Stockholders in writing of its desire to remove, with or without Cause, any director of the Company previously designated by it, each Stockholder shall vote all of the Common Stock owned or held of record by it so as to remove such director (and, subject to a director’s fiduciary duty under applicable law, shall use its best efforts to cause any other director designated by it to vote to remove such director). GMAC Mortgage Group, on the one hand, and Investor, on the other hand, shall, with respect to any such removal requested by it, indemnify and hold harmless each other Stockholder and its directors, officers, partners, stockholders, agents and employees against any losses, claims, damages, liabilities and expenses incurred as a result of any such removal.

(d)           Any individual designated as a director of the Company may be removed for Cause with or without the consent of the party which designated such individual. No such removal of any individual designated pursuant to this Section 2.1 shall affect any of GMAC Mortgage Group’s or Investor’s rights to designate any different individual to serve as a director pursuant to this Section 2.1.

(e)           If at any time a GMAC Mortgage Group Director or Investor Director ceases to serve on the Board of Directors (whether by reason of death, resignation, removal or otherwise), GMAC Mortgage Group or Investor, as the case may be, shall be entitled to designate a successor director to fill the vacancy created thereby, and each Stockholder shall promptly take all action, including but not limited to voting all of the Common Stock owned or held of record by such Stockholder (and, subject to a director’s fiduciary duty under applicable law, using its best efforts to cause any director designated by it to vote), so as to promptly elect such successor to the Board of Directors.

(f)            The parties hereto agree that immediately after the Closing the following three (3) individuals will be elected to the Board of Directors in addition to the two GMAC Mortgage Group Directors, nine Investor Directors and the Chief Executive Officer: (i) Dennis Dammerman, (ii) Edward A. Fox and (iii) R. Glenn Hubbard. In addition, it is contemplated that the number of directors constituting the whole Board of Directors may be increased to sixteen members after the Closing Date by resolution of the Board of Directors, in which event the sixteenth member shall be “independent” as such term is defined in Section 303A.02 of the NYSE Listing Manual and Rule 10A-3 under the Exchange Act.

2.2          Supermajority Vote.

(a)           In addition to the requirements of the Nevada Revised Statutes which provide, among other things, that the Company must obtain the consent of the Board of Directors for certain matters, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions or otherwise engage in any of the following transactions without the affirmative vote or the written consent of at least a majority of the issued and outstanding shares of Common Stock, which majority shall include the affirmative vote or written consent of all of the shares of Common Stock held by GMAC Mortgage Group (or, if applicable, by the Person to whom GMAC Mortgage Group has assigned its right to designate directors pursuant to Section 2.1(b) above):

(i)            any change to the articles of incorporation or bylaws, by amendment, merger or otherwise, of the Company or any Significant Subsidiary of the Company that could have an adverse effect on Parent, GMAC Mortgage Group or its investment in the Common Stock;

(ii)           any decrease in the number of directors that the GMAC Mortgage Group (or, if applicable, the Person to whom GMAC Mortgage Group has assigned its right to designate directors pursuant to Section 2.1(b) above) may designate to serve as directors hereunder;

(iii)          the declaration or payment of dividends or other distributions to holders of common stock of the Company in their capacity as holders of common stock (except on any basis that is pro rata among all holders of common stock or otherwise pursuant to the terms of the instrument governing any security);

(iv)          the repurchase, exchange or redemption by the Company or any Subsidiary of the Company of any common stock of the Company other than (i) a repurchase, exchange or redemption of common stock from an employee in connection with satisfying any of its obligations under an employee benefit plan or employment agreement, (ii) any required redemption or exchange pursuant to the terms of the instrument governing such common stock, and (iii) any repurchase, exchange or redemption on a pro rata basis among the holders of such common stock; and

(v)           any transaction (including any series of related transactions) involving the Company or its Subsidiaries, on the one hand, and any members of Investor or their respective Affiliates, on the other hand, that benefits (other than in its capacity as a holder of Common Stock on a pro rata basis) (A) any member of Investor (or such member’s Affiliates) holding, together with its Affiliates, an aggregate of fifty percent (50%) or more of the total voting power of the securities entitled (without regard to the occurrence of any contingency) to vote in the election of managers (or similar governing positions) of Investor or (B) any two members (or Affiliates of any two members) of Investor.

(b)           For so long as GMAC Mortgage Group is a Qualifying Creditor, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions or otherwise engage in any of the following transactions without the affirmative vote or written consent of at least a majority of the issued and outstanding shares of Common Stock, which majority shall include the affirmative vote or written consent of all of the shares of Common Stock held by GMAC Mortgage Group:

(i)            the declaration or payment of dividends or other distributions to stockholders of the Company in their capacity as stockholders (other than pursuant to the terms of the instrument governing any security);

(ii)           the repurchase, exchange or redemption by the Company or any Subsidiary of the Company of any equity securities of the Company other than (A) a repurchase, exchange or redemption of securities from an employee in connection with satisfying any of its obligations under an employee benefit plan or employment agreement, (B) any required redemption or exchange pursuant to the terms of the instrument governing any equity security or (C) a repurchase, exchange or redemption that is funded by proceeds from the issuance and sale by the Company or any Subsidiary of the Company of an equity security, the terms of which are substantially similar to, or more favorable to the Company or any such Subsidiary than, the equity securities to be so repurchased, exchanged or redeemed;

(iii)          a voluntary initiation of any bankruptcy, dissolution or winding up or any analogous proceeding in any jurisdiction with respect to any Material Operating Company; and

(iv)          except for (A) assets acquired in the ordinary course of business and (B) capital assets acquired in accordance with the annual budget for capital expenditures for any Material Operating Company as reflected in such Material Operating Company’s Board-approved annual operating budget, the acquisition, directly or indirectly, by any Material Operating Company, by purchase, merger, consolidation or other transaction (or series of related transactions), of assets or stock of any other Person exceeding $200,000,000 in such transaction (or series of related transactions), but only to the extent such acquisition is funded, directly or indirectly, by indebtedness that is secured or is senior to any outstanding Intercompany Indebtedness or Parent Guaranteed Third Party Indebtedness.

2.3          Other Voting Matters.  The Company has previously furnished to the Stockholders copies of its articles of incorporation and bylaws, each as in effect on the date hereof (the “Charter Documents”). Each Stockholder shall vote its shares of Common Stock, at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

ARTICLE 3. TRANSFERS AND ISSUANCES

3.1          Limitations on Transfer.

(a)           No Stockholder shall effect any Transfer unless and until (1) (A) there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement or (B) such Transfer is made pursuant to Rule 144 or (2) (A) the transferee shall have agreed in writing to be bound by the terms of this Agreement, (B) such Stockholder shall have notified the Company of the proposed Transfer and shall have furnished the Company with a statement of the circumstances surrounding the proposed Transfer and (C) if reasonably requested by the Company, such Stockholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Transfer will not require registration of such shares under the Securities Act.

(b)           Notwithstanding the provisions of subsection (a) above, (i) no such restriction shall apply to a Transfer by a Stockholder to any Affiliate, provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Stockholder hereunder, and (ii) except in connection with a Transfer pursuant to Sections 3.3 (in the case of GMAC Mortgage Group, only where it is a Tagging Stockholder), or 3.4 below or clause (i) of this Section 3.1(b), GMAC Mortgage Group (A) may not, prior to the third anniversary of the date hereof, other than pursuant to a Permitted Public Sale, effect any Transfer and (B) may not, after the third anniversary of the date hereof, effect any Transfer prior to a Qualified Public Offering, or any Transfer of more than 5%

of the outstanding Common Stock in a negotiated block trade to a known third-party investor following a Qualified Public Offering, in each case without the prior written consent of Investor, which will not be unreasonably withheld or delayed (it being understood and agreed that it shall not be unreasonable for Investor to withhold such consent to any Transfer to any Person that directly or indirectly competes with the business of the Company or any of its Subsidiaries).

(c)           Each certificate representing Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws) and such legends will be conspicuously noted on the front or back of such stock certificates:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR SOLD PURSUANT TO AN AVAILABLE EXEMPTION UNDER THE ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF THIS AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)           The Company shall be obligated to reissue promptly unlegended certificates at the request of any Stockholder if the Company has completed a Qualified Public Offering, provided that the second legend listed above shall be removed only at such time as the holder of such certificate is no longer subject to any restrictions hereunder.

(e)           Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

3.2          Void Transfers.  Any purported Transfer in violation of the provisions of this Agreement shall be void and of no effect and the Company shall not give effect to such Transfer.

3.3          Tag-Along Rights.

(a)           With respect to any proposed Transfer or related series of proposed Transfers (other than a Transfer in accordance with Sections 3.1(b)(i), 3.4, 3.5 (with respect to a sale to a Person exercising purchase rights under Section 3.5), 4.1 or 4.2) by a Stockholder (a “Tag-Along Sale”), such Stockholder (in such capacity, a “Transferring Stockholder”) shall, at the option of each other Stockholder (in such capacity, a “Tagging Stockholder”), have the obligation to require the proposed transferee to purchase from each such other Stockholder, out of the total number of shares of Common Stock proposed to be acquired in the Tag-Along Sale, the same proportion of the number of shares of Common Stock to be sold pursuant to the Tag-Along Sale as the total number of shares of Common Stock held on the date of sale by such Tagging Stockholder bears to the total number of shares of Common Stock held on such date by the Transferring Stockholder and all Tagging Stockholders and all other Persons exercising similar “tag-along” rights pursuant to contractual commitments of the Company, and at the same price and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Transferring Stockholder.

(b)           The Transferring Stockholder shall give written notice (the “Notice”) to the other Stockholders of each proposed Tag-Along Sale at least thirty (30) days prior to the proposed consummation of such Transfer (the “Notice Period”), setting forth the number of shares of Common Stock proposed to be sold pursuant to the Transfer, the name and address of the proposed transferee, the proposed amount and form of consideration and other terms and conditions of such proposed Tag-Along Sale, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 3.3 and has agreed to purchase Common Stock in accordance with the terms hereof. The tag-along rights provided by this Section 3.3 must be exercised by the Tagging Stockholder within 10 days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder desires to exercise its rights and specifying the number of shares of Common Stock it desires to sell. If the proposed transferee fails to purchase Common Stock from the Tagging Stockholder which has properly exercised its tag-along rights, then the Transferring Stockholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Section 3.2 hereof.

(c)           If the Tagging Stockholder exercises its rights under Section 3.3(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder’s Common Stock. No Transfer shall occur pursuant to this Section 3.3 unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement and the Transfer shall otherwise comply with the provisions of this Agreement.

(d)           If the proposed Tag-Along Sale is not consummated within 90 days of the expiration of the other Stockholders’ rights with respect to such Tag-Along Sale, such Tag-Along Sale shall again be subject to this Section 3.3.

3.4          Drag-Along Rights.

(a)           With respect to any proposed Transfer or related series of proposed Transfers (other than as provided in Section 3.3) of 50% or more of the issued and outstanding shares of Common Stock (measured as of the date of the notice required pursuant to Section 3.4(b) below) to an Independent Third Party by Investor and/or any of its Affiliates that are Stockholders (in such capacity, the “Transferring Stockholders”), the Transferring Stockholders shall have the right to require each of the other Stockholders (in such capacity, a “Dragged

Stockholder”) to sell (a “Drag-Along Sale”) to the proposed transferee out of the total number of shares of Common Stock proposed to be acquired in the Drag-Along Sale the same proportion of the number of shares of Common Stock to be sold pursuant to the Drag-Along Sale as the total number of shares of Common Stock held on the date of sale by such Dragged Stockholder bears to the total number of shares of Common Stock of held on such date by the Transferring Stockholders and all Dragged Stockholders, and at the same price and upon the same terms and conditions for each share of Common Stock (including without limitation time of payment and form of consideration) as to be paid and given to the Transferring Stockholders.

(b)           The Transferring Stockholders shall give notice to the other Stockholders of each proposed Drag-Along Sale at least thirty (30) days prior to the proposed consummation of such sale, setting forth the number of shares of Common Stock proposed to be sold pursuant to the Drag-Along Sale, the name and address of the proposed transferee, the proposed amount and form of consideration and other terms and conditions of such proposed Drag-Along Sale, and a representation that the proposed transferee has been informed of the drag-along rights provided for in this Section 3.4 and has agreed to purchase Common Stock in accordance with the terms hereof.

(c)           No Transfer shall occur pursuant to this Section 3.4 in a transaction in which less than all of the Common Stock held by the Stockholders is being sold unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement and the Transfer shall otherwise comply with the provisions of this Agreement.

(d)           If the proposed Drag-Along Sale is not consummated within 90 days of the Stockholders’ receipt of notice of a Drag-Along Sale, the notice given pursuant to this Section 3.4 shall be null and void, and it shall be necessary for a separate notice to be delivered, and the terms and provisions of this Section 3.4 separately complied with, in order to consummate such Transfer; provided, however, that such 90-day time period may be extended at the option of the Transferring Stockholders for a reasonable period of time not to exceed an additional 90 days to the extent that the failure to consummate the proposed Transfer is caused by a failure to obtain necessary government approvals.

3.5          Right of First Refusal.

(a)           If GMAC Mortgage Group or any Permitted Transferee thereof proposes to Transfer (other than pursuant to Sections 3.1(b)(i), 3.3 (except that prior to the third anniversary of the date hereof, only as a Tagging Stockholder) or 3.4) any of its Common Stock, then GMAC Mortgage Group or such Permitted Transferee, as applicable, shall give a written Notice simultaneously to Investor and any of its Affiliates that are Stockholders (the “Non-Transferring Parties”) prior to the beginning of the Notice Period. The Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of shares of Common Stock to be transferred (the “Offered Stock”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The same notice may be given, and at the same time, for purposes of Sections 3.3, 3.4 and this Section 3.5.

(b)           During the first 30 days of the Notice Period, the Company shall have the right to purchase all or any part of the Offered Stock for the consideration per share and on the terms and conditions specified in the Notice. The Company must exercise such right no later than 30 days after such Notice has been delivered to it, by written notice to the Transferring Stockholder. The closing of any purchase of Offered Stock by the Company pursuant to this Section 3.5(b) shall take place at the offices of the Company on the date five (5) business days after the expiration of such 30-day period; provided, however, that if the Participating Parties (as defined below) purchase any of the Remaining Offered Stock pursuant to Section 3.5(d) hereof, the closing of the purchase of the Offered Stock by the Company shall take place on the same date as the Participating Parties consummate their purchase of Remaining Offered Stock under Section 3.5(d) hereof.

(c)           In the event the Company does not exercise its right within such 30-day period with respect to all of the Offered Stock, the Company shall, on or before the last day of such period, give written notice of that fact to the Stockholders, including the Transferring Stockholder (the “Remaining Share Notice”). The Remaining Share Notice shall specify the number of shares of Offered Stock not purchased by the Company (the “Remaining Offered Stock”). Each Non-Transferring Party shall then have the right, exercisable upon written notice to the Transferring Stockholder (the “Purchase Notice”) within ten (10) days after the receipt of the Remaining Share Notice, to purchase its pro rata share of the Remaining Offered Stock subject to the Remaining Share Notice and on the same terms and conditions as set forth in the Notice. Except as set forth in Section 3.5(d), the Non-Transferring Parties who so exercise their rights (the “Participating Parties”) shall effect the purchase of the Remaining Offered Stock being purchased by such Participating Parties, including payment of the purchase price, not more than five (5) days after expiration of the 10-day period set forth in this Section 3.5(c), and at such time the Transferring Stockholder shall deliver to the Participating Parties the certificate(s) representing the Remaining Offered Stock to be purchased by the Participating Parties, each certificate to be properly endorsed for transfer. Each Non-Transferring Party’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Remaining Offered Stock and (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Party at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by all of the Non-Transferring Parties at the time of the Transfer.

(d)           In the event that not all of the Non-Transferring Parties elect to purchase their respective pro rata shares of the Remaining Offered Stock pursuant to their rights under Section 3.5(c) within the time period set forth therein, then the Transferring Stockholder shall promptly give written notice to each of the Participating Parties, which shall set forth the number of shares of Remaining Common Stock not purchased by the other Non-Transferring Parties, and shall offer such Participating Parties the right to acquire such unsubscribed shares. Each Participating Party shall have five (5) days after receipt of such notice to deliver a written notice to the Transferring Stockholder of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Purchase Notice. For purposes of this Section 3.5(d), each Participating Party’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of unsubscribed shares and (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Party at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by all Participating Parties at the time of the Transfer. The Participating Parties shall then effect the purchase of the Remaining Offered Stock to be purchased by such Participating Parties pursuant to this Section 3.5(d), including payment of the purchase price, not more than five (5) days after delivery of their notice to the Transferring Stockholder under this Section 3.5(d), and at such time the Transferring Stockholder shall deliver to the Participating Parties the certificates representing the Remaining Offered Stock to be purchased by such Participating Parties pursuant to this Section 3.5(d), each certificate to be properly endorsed for transfer.

(e)           After the Transferring Stockholder has complied with each of the foregoing provisions and each applicable notice, election or purchase period has elapsed, the Transferring Stockholder may sell the Offered Stock not purchased by the Company or Participating Parties to the purchasers identified in the Notice as and on the terms specified in the Notice. Any sale of Offered Stock shall be consummated within 90 days from the date of the Notice and, in the event that the sale of the Offered Stock is not consummated as and when required by this Section 3.5(e), the Transferring Stockholder may not sell Offered Stock pursuant to this Section 3.5 without providing a new Notice and again complying with all of the terms and conditions hereof; provided, however, that such 90-day time period may be extended at the option of the Transferring Stockholders for a reasonable period of time not to exceed an additional 90 days to the extent that the failure to consummate the proposed Transfer is caused by a failure to obtain necessary government approvals.

3.6          Preemptive Rights.

(a)           Each Stockholder shall have the right to purchase, at the same price and on substantially the same terms applicable to other Persons who purchase in the issuance, its Preemptive Right Pro Rata Share of newly issued (i) shares of Common Stock or (ii) options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock (“Rights” and, together with shares of Common Stock, “Equity Securities”) that the Company may from time to time propose to sell, other than Excluded Securities (as defined in Section 3.6(d) below). A Stockholder’s “Preemptive Right Pro Rata Share” shall be, at any given time, that proportion, calculated prior to any proposed new issuance, which the number of shares of Common Stock owned by such Stockholder at such time bears to the total number of shares of Common Stock outstanding at such time (calculated on a fully diluted basis using the treasury method).

(b)           In the event that the Company proposes to undertake an issuance of Equity Securities to any Person, it shall give the Stockholders written notice (the “Preemptive  Rights Notice”) of its intention to sell Equity Securities and the price, form of consideration, identity of the purchaser and other terms upon which the Company proposes to issue such Equity Securities. Subject to Section 3.6(a), each Stockholder shall have ten business days from date of its receipt of any Preemptive Rights Notice to agree to purchase a number of Equity Securities up to its Preemptive Right Pro Rata Share of Equity Securities (in each case calculated prior to the issuance) for the price and upon the other terms specified in the Preemptive Rights Notice by giving written notice to the Company and stating therein the number of Equity Securities to be purchased.

(c)           In the event that any Stockholder fails to purchase all of its Preemptive Right Pro Rata Share pursuant to this Section 3.6, the Company shall have 60 days after the date of delivery of the Preemptive Rights Notices to consummate the sale of the Equity Securities with respect to which such Stockholder’s preemptive right was not exercised, at or above the price, and upon terms no more favorable in any material respect to the purchasers of such Equity Securities than the other terms, specified in the such Preemptive Rights Notices.

(d)           The parties hereby agree that the preemptive rights described in this Section 3.6 shall not be exercisable with respect to any issuance by the Company or any Subsidiary of the Company of the following securities (“Excluded Securities”):

(i)            any issuance of securities to officers, employees, directors or consultants of the Company or any of its Subsidiaries in connection with such person’s employment, consulting or director arrangements with the Company or any of its Subsidiaries;

(ii)           any issuance of securities in connection with any business combination or acquisition transaction involving the Company or any of its Subsidiaries, including any issuance to the equityholders or management of the entity that is the subject of such business combination or acquisition transaction; and

(iii)          any securities issued by the Company or a Subsidiary of the Company pursuant to a Public Offering.

3.7          Public Offering.  Sections 3.3, 3.4, 3.5 and 3.6 shall terminate upon the completion of a Qualified Public Offering.

ARTICLE 4. REGISTRATION RIGHTS

4.1          Demand Registration.

(a)           Subject to the conditions of this Section 4.1, if the Company shall receive a written request from the owners of at least five percent (5%) of the Registrable Securities (the “Initiating Stockholders”) that the Company file a registration statement under the Securities Act having an anticipated aggregate offering price, net of underwriting discounts and commissions, in excess of $50,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to the Stockholders, and subject to the limitations of this Section 4.1, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that such Stockholders request (within fifteen (15) days after receipt of such notice from the Company) to be registered.

(b)           If the Initiating Stockholders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.1 or any request pursuant to Section 4.3 and the Company shall include such information in the written notice referred to in Section 4.1 or Section 4.3(a), as applicable. In such event, the right of any Stockholder to include its Registrable Securities in such registration shall be conditioned upon such

Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Stockholders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 4.1 or Section 4.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Stockholders that own Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the owners of such Registrable Securities on a pro rata basis based on the number of Registrable Securities proposed to be included in such underwriting by all such Stockholders (including the Initiating Stockholders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)           The Company shall not be required to effect a registration pursuant to this Section 4.1:

(i)            prior to the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a Qualified Public Offering;

(ii)           after the Company has effected nine (9) registrations under this Section 4.1 pursuant to requests by Investor and three (3) registrations under this Section 4.1 pursuant to requests by GMAC Mortgage Group, and such registrations have been declared or ordered effective; provided, however, that no registration made pursuant to this Section 4.1 shall count as one of the permitted registrations pursuant to this Section 4.1(c)(ii) unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration;

(iii)          if the Company shall furnish to Stockholders requesting a registration statement pursuant to this Section 4.1 a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors effecting such a registration at such time would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets or stock (other than in the ordinary course of business) or any merger, consolidation, tender offer, recapitalization, reorganization or similar transaction, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Stockholders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(iv)          if the Initiating Stockholders propose to dispose of shares of Registrable Securities that may be registered in a shelf registration on Form S-3 pursuant to a request made pursuant to Section 4.3 below; or

(v)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

4.2          Piggyback Registrations.  The Company shall notify all owners of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and registrations pursuant to Sections 4.1 and 4.3 hereof) and will afford each such Stockholder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Stockholder. Each Stockholder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Stockholder. If a Stockholder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Stockholder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)           Underwriting. If the registration statement under which the Company gives notice under this Section 4.2 is for an underwritten offering, the Company shall so advise the owners of Registrable Securities. In such event, the right of any such Stockholder to be included in a registration pursuant to this Section 4.2 shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; and second, to the Stockholders on a pro rata basis based on the total number of Registrable Securities proposed to be included in the underwriting by the Stockholders. If any Stockholder disapproves of the terms of any such underwriting, such Stockholder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)           Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 whether or not any Stockholder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.4 hereof.

4.3          Form S-3 Registration.  In case the Company shall receive from any Stockholder a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder, the Company will, subject to such Stockholder’s compliance, to the extent applicable, with Section 4.1(b):

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all Stockholders; and

(b)           as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Stockholder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3:

(i)            if Form S-3 (or any successor to Form S-3) is not available for such offering by the Stockholders, or

(ii)           if the Stockholders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $50,000,000 (based on the closing price of Common Stock on the last trading day prior to the date on which the Company shall receive from one or more Stockholders a written request or requests that the Company effect a registration governed by this Section 4.3), or

(iii)          if the Company shall furnish to the Stockholders a certificate signed by the Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors effecting such a registration at such time would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any acquisition of assets or stock (other than in the ordinary course of business) or any merger, consolidation, tender offer, recapitalization, reorganization or similar transaction, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Stockholders under this Section 4.3; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(iv)          if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Stockholders pursuant to this Section 4.3, or

(v)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)           Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Stockholders. Registrations effected pursuant to this Section 4.3 shall not be counted as demands for registration or registrations effected pursuant to Section 4.1.

4.4          Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 4.1, Section 4.2 or Section 4.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration begun pursuant to Section 4.1 or 4.3 the request of which has been subsequently withdrawn by the Initiating Stockholders, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Stockholders were not aware at the time of such request or (b) the owners requesting such registration agree to forfeit their right to one requested registration pursuant to Section 4.1, as applicable, in which event such right shall be forfeited by all Initiating Stockholders. If the Stockholders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Initiating Stockholders shall not forfeit their rights pursuant to Section 4.1 to a demand registration.

4.5          Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement (and all amendments and supplements thereto and related prospectuses as may be required to comply with applicable securities laws) with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until all Stockholders have completed the distribution related thereto (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel to Investor and counsel to GMAC Mortgage Group, in each case if Registrable Securities of such party are included in such registration statement, copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel); provided, however, that at any time, upon written notice to the participating Stockholders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Stockholders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the

Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below); provided that, in such event, the Company shall as soon as practical make appropriate public disclosure of such information or events and, once such appropriate public disclosure is made, the Suspension Period shall end and the Company will proceed with the registration. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. To the extent necessary to prevent a Violation, the Company may extend the Suspension Period for up to an additional consecutive sixty (60) days. If so directed by the Company, all Stockholders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b)           Notify each Stockholder of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of applicable securities laws with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)           Furnish to the Stockholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (and each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement) and take all such other actions as the holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities covered by such registration statement.

(f)            Notify each owner of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a comfort letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters (and, if requested by such underwriters, such a comfort letter as of the date that the registration statement is declared effective).

(h)           In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to obtain the withdrawal of such order.

4.6          Delay of Registration; Furnishing Information.

(a)           No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 4.

(b)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.1, 4.2 or 4.3 that the selling Stockholders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

4.7          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 4.1, 4.2 or 4.3:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Stockholder, the officers and directors of each Stockholder, any underwriter (as defined in the Securities Act) for such Stockholder and each person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, any state securities law or any rule or regulation promulgated under the Securities Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Stockholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (x) the indemnity agreement contained in this Section 4.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and (y) the Company shall not be liable to a Stockholder or any officer, director, underwriter or controlling person of such Stockholder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in connection with such registration by such Stockholder, officer, director, underwriter or controlling person of such Stockholder.

(b)           To the extent permitted by law, each Stockholder will, if Registrable Securities held by such Stockholder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Stockholder selling securities under such registration statement or any of such other Stockholder’s directors or officers or any person who controls such Stockholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Stockholder, or director, officer or controlling person of such other Stockholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, any state securities law or any rule or regulation promulgated under the Securities Act or any state securities law in connection with the offering covered by such registration statement (collectively, a “Stockholder Violation”), in each case to the extent (and only to the extent) that such Stockholder Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder under an instrument duly executed by such Stockholder and stated to be specifically for use in connection with such registration; and each such Stockholder will reimburse any external legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other

Stockholder, or officer, director or controlling person of such other Stockholder, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 4.7 exceed the net proceeds from the offering received by such Stockholder.

(c)           Promptly after receipt by an indemnified party under this Section 4.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own external counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party other than under this Section 4.7.

(d)           If the indemnification provided for in this Section 4.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Stockholder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Stockholder hereunder exceed the net proceeds from the offering received by such Stockholder.

(e)           The obligations of the Company and Stockholders under this Section 4.7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

4.8          “Market Stand-Off” Agreement.  No Stockholder shall sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Registrable Securities held by such Stockholder (other than those included in the registration) for a period beginning seven (7) days prior to the anticipated effective date of a registration statement filed pursuant to Section 4.1 or 4.2, or with respect to which Section 4.2 applies, and ending on a date specified by the representative of the underwriters of Common Stock (or other securities of the Company). Moreover, the Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during such periods, unless the underwriters managing the registered public offering otherwise agree, and (ii) shall cause all officers and directors of the Company and each holder who purchases one percent (1%) or more of the Common Stock on a fully diluted basis from the Company at any time after the date hereof (other than in a registered public offering) to abide by the provisions of this Section 4.8 applicable to the Stockholders.

4.9          Agreement to Furnish Information.  Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Stockholder’s obligations under Section 4.8 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities of the Company), each Stockholder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 4.8 and this Section 4.9 shall not apply to a Special Registration Statement. Each Stockholder agrees that any transferee of any shares of Registrable Securities shall be bound by  Sections 4.8 and 4.9. The underwriters of the Company’s Common Stock are intended third party beneficiaries of Sections 4.8 and 4.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

4.10        Rule 144 Reporting.  With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)           So long as a Stockholder owns any Registrable Securities, furnish to such Stockholder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Stockholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

4.11        No Registration of Investor Securities.  Prior to a Qualified Public Offering, Investor shall not permit any of its membership interests (or any securities into which its membership interests may be converted or for which its membership interests may be exchanged) to be registered under the Securities Act (an “Investor Public Offering”), unless the Common Stock owned by GMAC Mortgage Group and its Permitted Transferees has been converted into or exchanged for securities of the class of the securities so registered and the issuer of such securities has assumed all obligations of the Company hereunder in accordance with Section 5.6(b).

ARTICLE 5. MISCELLANEOUS

5.1          Additional Securities Subject to Agreement.  Each Stockholder agrees that any Common Stock which it shall hereafter acquire, by means of a stock split, stock dividend, distribution or otherwise (other than pursuant to a Public Offering), shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock, to any and all shares of the Company or of any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such event, amounts hereunder shall be appropriately adjusted.

5.2          Information Rights.

(a)           For so long as (x) GMAC Mortgage Group or its Permitted Transferees collectively continue to hold at least twenty percent (20%) of the issued and outstanding shares of Common Stock or (y) it is otherwise necessary (in GMAC Mortgage Group’s good faith judgment) for it to receive the following information in order for GMAC Mortgage Group or its Affiliates to timely comply with their financial reporting or disclosure obligations, the Company shall deliver to GMAC Mortgage Group and Investor:

(i)            (A) as soon as is available (and in any event within three (3) business days) after the end of each fiscal month, quarter and year (or such later date as GMAC Mortgage Group may reasonably agree), a preliminary net income letter of the Company on a consolidated basis for such period then ended in substantially the form attached hereto as Exhibit B, which net income letter shall be supplemented by a final net income letter within five (5) business days after the end of each fiscal month, quarter and year (or such later date as GMAC

Mortgage Group may reasonably agree) to reflect any necessary changes to the preliminary net income letter, and a statement of the trial balance (without any requirement for a Hyperion download) of the Company on a consolidated basis for such month, quarter and year and (B) as soon as is available after the end of each fiscal month, the monthly financial management report in substantially the form prepared currently, as such form may be subsequently adjusted and adapted in the ordinary course; provided that in the case of clause (A), such net income letters and the trial balance shall be prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii)           as soon as is available and in any event within fifty-five (55) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and any Subsidiaries of the Company as of the end of such year, and consolidated statements of income and cash flows of the Company and any Subsidiary of the Company for the year ended (“Annual Financial Statements”) prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; provided, that any failure to deliver such information shall not constitute a breach of this Section 5.2(a)(ii) (A) to the extent that, and for so long as, such failure is caused by a material error in the Company’s financial statements or a material weakness in the Company’s internal controls, in either case that requires continued review and/or subsequent restatement of such Annual Financial Statements and (B) if, within fifty-five (55) days after the end of such fiscal year, the Company shall have delivered to GMAC Mortgage Group and Investor then-current drafts of such Annual Financial Statements, which drafts shall be subject to change in connection with any review and/or restatement of such Annual Financial Statements;

(iii)          as soon as is available, and in any event prior to November 1 of each fiscal year (or such later date as GMAC Mortgage Group may reasonably agree), an annual business plan that includes a projection of net income for the subsequent fiscal year (the “Annual Forecast”);

(iv)          as soon as possible (and in any event within fifteen (15) days) after the end of each fiscal month (or such later date as GMAC Mortgage Group may reasonably agree), an update to the Annual Forecast if and to the extent necessary to reflect any material modification to such forecast; and

(v)           to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, as amended, actually prepared by the Company as soon as available.

(b)           The Company shall, and shall cause each of its Subsidiaries to, provide to GMAC Mortgage Group, and create or generate any information as GMAC Mortgage Group may reasonably request, including true and correct copies of all documents, reports, financial data and other information.

(c)           GMAC Mortgage Group and Investor understand that all of the reports and other information required pursuant to Sections 5.2(a)(i) – (v) and Section 5.2(b) above will be subject to the review and approval of the Audit Committee of the Board of Directors of the Company and the review of the Company’s independent auditors, and any such reports and other information shall be subject to any changes resulting from such reviews and none shall be deemed final until such reviews are completed and such approvals are obtained by the Company; provided that (except as provided in Section 5.2(a)(ii)) the reports and information required to be provided pursuant to Section 5.2(a) shall be finalized and delivered within the time periods specified therein.

5.3          Termination.  This Agreement shall terminate with respect to any Stockholder on the date on which such Stockholder, together with its respective Affiliates, ceases to own at least 5% of the outstanding Common Stock (such a Stockholder, a “Terminated Stockholder”), and such Terminated Stockholder shall have no rights or obligations hereunder following the date of such termination, provided that such termination shall not affect the rights or obligations of any Permitted Transferee of a Terminated Stockholder that holds (together with its Affiliates) at least 5% of the outstanding Common Stock. Any termination of this Agreement pursuant to this Section 5.3 shall not limit or otherwise restrict any party hereto from exercising any right or remedy available to it at law or equity by reason of any breach of this Agreement by any other party hereto prior to such termination.

5.4          Injunctive Relief.  The parties to this Agreement acknowledge that a violation of any of the terms of this Agreement will cause one or more of the other parties hereto irreparable injury for which adequate remedy at law is not available. Accordingly, each party to this Agreement shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

5.5          Other Stockholders Agreements.  No Stockholder shall enter into or agree to be bound by any voting trust with respect to any shares of Common Stock held by it nor shall any Stockholder enter into any stockholder agreement or other arrangement of any kind with any Person with respect to Common Stock which is inconsistent with the provisions of this Agreement or which may impair its ability to comply with this Agreement, including but not limited to agreements and arrangements with respect to the acquisition, disposition or voting of Common Stock inconsistent herewith.

5.6          Successors, Assigns, Transferees, Recapitalizations.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their Permitted Transferees and their respective successors, each of which Permitted Transferees shall agree in a writing in form and substance satisfactory to the Company, to become a party, hereto and be bound to the same extent as its transferor hereby, provided that no Stockholder may assign to any Permitted Transferee any of its rights hereunder other than in connection with a Transfer to such Permitted Transferee in accordance with the provisions of this Agreement.

(b)           The provisions of this Agreement shall apply, to the full extent set forth herein with respect to shares of Common Stock, to any and all shares of the Company, or any successor or assign of the Company (whether by merger, consolidation, amalgamation, sale of assets or otherwise), which may be issued in respect of, or in exchange for or in substitution of shares of Common Stock by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation, amalgamation or otherwise. Upon the occurrence of any such event, amounts hereunder shall be appropriately adjusted. In furtherance of the foregoing, if the Company is a party to any merger, consolidation, amalgamation or similar transaction pursuant to which Common Stock is converted into or exchanged for securities or the right to receive securities of any other Person (“Conversion Securities”), the Company will not permit such transaction to occur unless the issuer of such Conversion Securities assumes (in a writing delivered to all Stockholders) all obligations of the Company hereunder.

5.7          Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon GMAC Mortgage Group only if set forth in a writing executed by GMAC Mortgage Group and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Investor only if set forth in a writing executed by Investor and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

5.8          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail, prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, e-mailed, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Investor:

GMACCH Investor LLC
c/o Kohlberg, Kravis & Roberts & Co. L.P.
9 West 57th Street
New York, New York 10019
Attention:  Scott Nuttall
Telecopy:  (212) 750-0003

GMACCH Investor LLC
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention:  Stuart Katz
Telecopy:  (212) 357-5505

GMACCH Investor LLC
c/o Five Mile Capital Partners LLC
Four Stamford Plaza, Suite 400
Stamford, CT 06902
Attention:  Konrad Kruger
Telecopy:  (203) 905-0954

with copies to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
New York, New York  10022
Attention:  Thomas L. Fairfield, Esq.
Telecopy:  (212) 521-5450

and

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York  10022
Attention:  Thomas E. Kruger, Esq.
Telecopy:  (212) 319-4090

If to GMAC Mortgage Group:

GMAC Mortgage Group, Inc.
200 Renaissance Center
P.O. Box 200
Detroit, Michigan  48265-2000
Attention: Corporate Secretary
Telecopy:  (313) 665-6308

with copies to (which shall not constitute notice):

General Motors Acceptance Corporation
200 Renaissance Center
P.O. Box 200
Detroit, Michigan 48265-2000
Attention:  Richard V. Kent, Esq.
Telecopy:  (313) 665-6124

and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: R. Scott Falk, P.C.
Telecopy: (312) 861-2200

If to the Company:

GMAC Commercial Holding Corp.
200 Witmer Road
Horsham, Pennsylvania 19044
Attention: Robert L. Schwartz, Esq.
Telecopy:  (215) 328-3774

5.9          Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

5.10        Entire Agreement.  This Agreement, the Stock Purchase Agreement and any other agreements referred to herein or therein (including the Confidentiality Agreement) contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

5.11        Severability.  If any provision of this Agreement or any other agreement contemplated hereby is held to be illegal, invalid or unenforceable under any present or future law for any reason, (a) such provision will be fully severable, (b) this Agreement or such other agreement contemplated hereby will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement or such other agreement contemplated hereby will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, or such other agreement contemplated hereby a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

5.12        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

5.13        Jurisdiction; Waiver of Jury Trial.  Any suit, action or proceeding against any Party hereto arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in any Federal or state court located in the state of Delaware, and each Party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. EACH OF INVESTOR, THE COMPANY AND GMAC MORTGAGE GROUP HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.14        Additional Stockholders.  Notwithstanding anything to the contrary in this Agreement, if the Company shall issue Common Stock to any Person in accordance with the terms of this Agreement or of any equity incentive plan, such Person may, if agreed to in writing by the Company, Investor and GMAC Mortgage Group, become a party to this Agreement by executing and delivering to the Company, GMAC Mortgage Group and Investor an additional counterpart signature page to this Agreement and shall thereupon be deemed a Stockholder and a party hereunder.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GMAC COMMERCIAL HOLDING CORP.

By:	/s/ ROBERT D. FELLER

Its:	Chief Executive Officer

GMAC MORTGAGE GROUP, INC.

By:	/s/ D.C. WALKER

Its:	CFO

GMACCH INVESTOR LLC

By:	KKR MILLENNIUM FUND L.P.,
its Member

By:	KKR ASSOCIATES MILLENNIUM L.P.,
its General Partner

By:	KKR MILLENNIUM GP LLC,
its General Partner

By:	/s/ SCOTT C. NUTTALL
Scott C. Nuttall
Member